Exhibit 99.1

Contact:	Matthew Skelly
Vice President
Investor Relations
1845 Walnut Street
Philadelphia, PA 19103
(877) 950-7473
(215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

ANNOUNCES AMENDED AND UPSIZED

$800 MILLION REVOLVING CREDIT FACILITY

Philadelphia, PA, August 28, 2014 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) announced today that the Partnership has successfully amended its revolving credit facility, significantly increasing the Partnership’s borrowing capacity, extending the term of the facility, and lowering borrowing costs. The new five year facility matures on August 28, 2019, has an initial borrowing capacity of $800 million, and contains an accordion feature of up to an additional $250 million, which, if exercised, will increase the Partnership’s total available borrowing capacity to $1.05 billion. This facility represents an increase of $250 million in total potential borrowing capacity over the Partnership’s previous revolving credit facility, which had approximately $100 million outstanding as of June 30, 2014.

The amended facility reduces borrowing costs and commitment fees for the Partnership and incorporates positive adjustments to the pricing grid, which will continue to be based on the ratio of the Partnership’s Consolidated Funded Debt to Consolidated EBITDA (“Consolidated Funded Debt Ratio”). Additional improvements to the covenant package, including an increase in the maximum permitted Consolidated Funded Debt Ratio to 5.25x, will enhance the Partnership’s ability to finance its organic growth opportunities. Atlas Pipeline is also welcoming four new financial institutions to the facility—Royal Bank of Canada, Barclays Bank plc, The Royal Bank of Scotland plc, and PNC Bank, National Association. The addition of these participants brings the total number of banks in the facility to 22 institutions. Wells Fargo acted as sole lead arranger and continues to serve as the administrative agent for the facility. Paul Hastings LLP acted as legal counsel to the Partnership.

“We are very pleased to announce an amended credit facility with initial borrowing capacity of $800 million, which will also provide a lower cost of capital and increased flexibility to the Partnership as we continue to strategically grow our core gathering and processing operations,” stated Trey Karlovich, Chief Financial Officer of the Partnership. “We very much appreciate the support from our existing lender group and are excited to partner with four new financial institutions on this transaction.”

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In Oklahoma, southern Kansas, Texas, and Tennessee, APL owns and operates 16 gas processing plants, 18 gas treating facilities, as well as approximately 11,200 miles of active intrastate gas gathering pipeline. For more information, contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 28% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 6% limited partner interest. For more information, contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity prices and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.